Exhibit 99.1

For Immediate Release

Media Contact:
Ray Hernandez
+1-860-674-3029
Ray.Hernandez@otis.com

IR Contact:
Stacy Laszewski
+1-860-676-6011
investorrelations@otis.com

Otis Recommends Shareholders Reject TRC Capital “Mini‑Tender” Offer

•Unsolicited mini-tender offer is below current market price for Otis shares
•Shareholders who have already tendered shares advised to withdraw
•Otis urges investors to review current share price, exercise caution and consult with advisors

FARMINGTON, Conn., January 11, 2021 – Otis Worldwide Corporation (NYSE: OTIS) received notice of an unsolicited mini-tender offer by TRC Capital Investment Corporation (“TRC Capital”) to purchase up to 2 million shares, or about 0.46 percent, of Otis’s outstanding common stock at a price of $62.75 per share in cash. As TRC Capital’s own offer document acknowledges, the offering price is approximately 4.62 percent below the closing price per share of Otis on Dec. 24, 2020, the last trading day before the mini-tender offer was commenced. Otis recommends that shareholders reject this unsolicited offer because the offer price is below the current market price for Otis shares. The offer also is subject to numerous conditions, including TRC Capital obtaining sufficient financing necessary to consummate the offer. Otis also recommends that any shareholders who have tendered shares to TRC Capital withdraw those shares by providing the written notice described in the offering documentation before the expiration of the offer, which is currently scheduled for 12:01 a.m., New York City Time, on Jan. 27, 2021.

Otis is not associated with TRC Capital, its mini-tender offer or the mini-tender offer documentation.

TRC Capital has made similar unsolicited mini-tender offers for shares of other public companies. Mini-tender offers are designed to seek less than 5 percent of a company’s outstanding shares, thereby avoiding many investor protections, including the disclosure and procedural requirements, applicable to larger tender offers under United States securities laws. The U.S. Securities and Exchange Commission (SEC) has cautioned investors about mini-tender offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC has also published investor tips regarding these offers on its website at: http://www.sec.gov/investor/pubs/minitend.htm.

Otis encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures on the SEC’s website at: http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Otis urges investors to obtain current market quotations for their shares, consult with their brokers or financial advisors and exercise caution with respect to TRC Capital’s offer.

Otis requests that a copy of this news release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to Otis’s shares of common stock.

About Otis

Otis is the world’s leading elevator and escalator manufacturing, installation and service company. We move 2 billion people a day and maintain more than 2 million customer units worldwide, the industry’s largest Service portfolio. Headquartered in Connecticut, USA, Otis is 69,000 people strong, including 40,000 field professionals, all committed to meeting the diverse needs of our customers and passengers in more than 200 countries and territories worldwide. For more information, visit www.otis.com and follow us on LinkedIn, Instagram, Facebook and Twitter @OtisElevatorCo.